Exhibit 10b

FORM OF ADDENDUM TO

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

This is an addendum to the Performance Stock Unit Agreement (the “Agreement”) entered into between Verizon Communications Inc. (“Verizon” or the “Company”) and                      (the “Participant”). The effective date of this addendum is                     , and it shall remain in effect through                     .

1. Purpose. The purpose of this addendum is to describe the terms of an arrangement between the Participant and the Company wherein the Participant can earn a long-term incentive payout under the Agreement, based on the extent to which the Company achieves certain strategic initiatives (as defined in paragraph 3 below) during the Award Cycle. Except as modified by this addendum, all of the terms and conditions of the Agreement shall remain in effect.

2. Payment. Subject to the limitation set forth in paragraph 4 below, the Committee shall have the sole discretion to determine the size of any additional payment pursuant to this addendum, based on the Company’s achievement of the strategic initiatives referred to in paragraph 3 below. This addendum and any payment made in accordance with this addendum are not intended to comply with the Performance-Based Exception to the tax deductibility limitation imposed by Code Section 162(m).

3. Achievement of Initiatives. The Committee shall have the sole discretion to determine whether the Participant is entitled to a payout pursuant to this addendum and the size of any such payout (subject to the limitations contained in paragraph 4 below), based on the Company’s achievement during the Award Cycle of certain strategic initiatives related to: (i) developing Verizon’s executive talent pool and preparing for Verizon’s succession plan; (ii) maintaining Verizon Wireless’ market leadership position; (iii) sustaining Verizon’s top line consolidated revenue growth at a level above Verizon’s industry peers; (iv) achieving FiOS platform customer growth of 50%; and (v) participating in and providing leadership to various industry forums and policy initiatives. No payment shall be made pursuant to this addendum unless the Committee determines that, at the end of the three-year Award Cycle specified in paragraph 5 of the Agreement, Verizon’s relative total shareholder return during the Award Cycle met the specific threshold performance requirement specified in said paragraph 5.

4. Aggregate Limitation. The amount of any payment made under paragraph 6 of the Agreement (including any amount attributable to stock appreciation and dividend equivalent units payable under the terms of the Agreement and disregarding any deferral election) plus the amount of any payment under this addendum (disregarding any deferral election) shall not exceed the amount that would be payable under the Agreement assuming that Verizon’s Vested Percentage under paragraph 5 of the Agreement was equal to 200%.

5. Payment. Any payment pursuant to this addendum shall be made in cash. As soon as practicable after the end of the                          calendar year (but no later than                     ), the Committee shall determine whether an amount is to be paid pursuant to this addendum and the amount of any such payment. Any such amount (minus any withholding for taxes) shall be paid to the Participant no later than                      (subject, however, to any valid deferral election that the Participant has made under the deferral plan (if any) then available to the Participant). If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary.

6. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan or the Agreement, and the terms of the Plan or Agreement shall apply where appropriate.